Exhibit 99.1

RRD REPORTS FIRST QUARTER 2019 RESULTS

SIGNIFICANT PROGRESS ADVANCING STRATEGIC INITIATIVES

REAFFIRMS FULL YEAR PROFITABILITY AND CASH FLOW GUIDANCE; REVISES SALES GUIDANCE FOR CLOSURE OF BRAZIL PRINT OPERATIONS

Chicago, April 30, 2019 – R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD”) today reported financial results for the first quarter of 2019.

“First quarter results were in line with our expectations and we made significant progress in advancing our strategic initiatives,” said Dan Knotts, RRD’s President and Chief Executive Officer. “During the quarter, we finalized a new strategic agreement to further expand our data analytics capabilities, we completed construction of our new facility in China, and we achieved critical milestones as we prepare to begin printing the 2020 Census in July. We also made the difficult decision to close our unprofitable print operations in Brazil and we continued to successfully execute our plans to address the inflationary cost headwinds affecting the broader print industry. Moving forward, we will remain focused on new client implementations and converting our strong sales pipeline in order to deliver planned growth in the back half of the year. And with our continued focus on reducing our cost structure, we are confident in our ability to deliver our 2019 commitments and further advance RRD as a leading provider of marketing and business communications.”

Financial highlights

The following table provides an overview of RRD’s financial performance:

	Q1 2019	Q1 2018	% Change
Net sales	$1.52 billion	$1.71 billion	(10.9%)
Income from operations	$23.3 million	$32.2 million	(27.6%)
Diluted loss per share	$(0.12)	$(0.14)	14.3%

Adjusted income from operations - non-GAAP (1)	$36.4 million	$32.9 million	10.6%
Adjusted diluted loss per share - non-GAAP (1)	$(0.06)	$(0.10)	40.0%
(1)	See page 8 for a complete listing of items excluded and a reconciliation of GAAP to non-GAAP amounts.

Net sales in the quarter were $1.52 billion, down $185.9 million or 10.9% from the first quarter of 2018, including a $107.4 million impact from the July 2018 disposition of the Print Logistics business. On an organic basis, consolidated net sales decreased 3.3% driven by lower volume in the Business Services segment, primarily in commercial print products, which includes reductions from the recently closed Brazil operations and the continued planned exit of low margin business, and the remaining logistics business.

Income from operations was $23.3 million in the first quarter compared to $32.2 million in the first quarter of 2018. The first quarter of 2019 included pre-tax restructuring, impairment and other charges of $17.1 million and a gain on bankruptcy of a Brazil subsidiary of $4.6 million.

Non-GAAP adjusted income from operations of $36.4 million, or 2.4% of net sales, increased $3.5 million from $32.9 million, or 1.9% of net sales, reported in the prior year period, which included Print Logistics. Favorable changes in foreign exchange rates of approximately $11 million, productivity improvements and lower bad debt expense were partially offset by lower volume and inflationary cost increases.

Diluted loss per share attributable to common stockholders was ($0.12) in the first quarter of 2019 compared to ($0.14) in the first quarter of 2018. Non-GAAP adjusted diluted loss per share attributable to common stockholders of ($0.06) in 2019 improved from ($0.10) in 2018 primarily driven by higher adjusted income from operations.

Other highlights and information

Cash used in operating activities of $130.0 million in the first quarter of 2019 compared to $140.3 million in the prior year period. The improvement is primarily related to working capital reductions partially offset by higher cash taxes. Capital expenditures in the first quarter of 2019 were $37.4 million versus $21.5 million in the prior year period. The 2019 amount includes incremental investments in the previously announced construction of a new facility in China and the 2020 Census project.

As of March 31, 2019, cash on hand was $274.3 million and total debt outstanding was $2.17 billion, including $318.0 million drawn against the credit facility. Availability under the credit facility was $378.2 million at March 31, 2019. On February 1, the company repaid its 2019 notes for $172 million using proceeds from a draw on its credit facility.

2019 guidance

The Company reaffirms its full year guidance, except for the revision in net sales to reflect the closure of its Brazil operations, as follows:

Current Guidance
April 30, 2019
Net sales (1)	$6.40 billion to $6.60 billion
Adjusted income from operations - non-GAAP (2)	$225 million to $265 million
Adjusted diluted EPS - non-GAAP (2)	$0.60 to $0.90
Cash flow from operations (3)	$150 million to $180 million

Depreciation and amortization	Approximately $175 million
Interest expense - net	Approximately $160 million
Adjusted effective tax rate - non-GAAP (2), (4)	Approximately 50%
Capital expenditures (5)	$135 million to $145 million
Proceeds from facility sales (6)	Approximately $25 million

(1)

The Company has reduced its full year net sales guidance due to the closure of its Brazil operations on March 31, 2019. The previous guidance as of February 26, 2019 was $6.50 to $6.70 billion. Net sales for the Brazil operations were $78.1 million in 2018 and $8.8 million in the first quarter of 2019. Adjusted loss from operations – Non-GAAP for the Brazil operations was ($11.9) million in 2018 and ($3.9) million in the first quarter of 2019.  The closure is not expected to have a significant impact on full year adjusted income from operations – non-GAAP guidance for 2019 as expected operating losses in the second and third quarters were expected to be offset by operating income in the fourth quarter. Prior year results will not be restated.

(2)

Certain components of the guidance given in the table above are provided on a non-GAAP basis only, without providing a reconciliation to guidance provided on a GAAP basis. Information is presented in this manner, consistent with SEC rules, because the preparation of such a reconciliation could not be accomplished without "unreasonable efforts." The Company does not have access to certain information that would be necessary to provide such a reconciliation, including non-recurring items and other items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, restructuring charges, impairment charges, pension settlement charges, acquisition-related expenses, gains or losses on investments and business disposals, losses on debt extinguishment, OPEB curtailments and other similar gains or losses not reflective of the Company's ongoing operations. The Company does not believe that excluding such items is likely to be significant to an assessment of the Company's ongoing operations, given that such excluded items are not believed to be indicators of business performance.

(3)

2019 cash flow from operations guidance includes restructuring payments related to the previously announced sale and relocation of a printing facility in Shenzhen, China and higher net tax payments primarily related to lower tax refunds relative to 2018.

(4)

2019 adjusted effective tax rate - non-GAAP guidance reflects a significantly higher rate than the statutory domestic rate primarily due to continued limitations on the Company’s domestic interest expense deduction. As earnings grow and debt is reduced, the Company expects the effective tax rate to improve over time.

(5)

2019 capital expenditures guidance assumed to be higher primarily related to investments associated with building a new facility following the sale and relocation of a printing facility in Shenzhen, China and additional investments related to the recently awarded 2020 Census contract. The Company expects its 2020 capital expenditures level to return to its previously stated range of 1.5% to 1.7% of net sales.

(6)	2019 proceeds from facility sales guidance reflects one additional non-refundable deposit expected to be collected related to the planned sale of the facility in China.

Conference call

RRD will host a conference call to discuss its first quarter results Wednesday, May 1, 2019 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Participants may listen to the call by dialing 612. 332.0107 (access code 466638#). For those unable to listen live, a telephonic replay of the call will be available until July 31, 2019 at 320.365.3844 (access code 466638#).

A slide presentation will be available on the Investors section of the RRD website at www.rrd.com.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With more than 50,000 clients and 39,500 employees across 34 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

For more information, visit the Company's web site at www.rrd.com.

Use of non-GAAP information

This news release contains non-GAAP financial measures, including non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales. The Company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide useful information about its operating results and enhance the overall ability to assess the Company’s financial performance. These measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. RRD uses these non-GAAP measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Additional information relating to the adjustments for the non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales for RRD is set forth in the attached schedules.

Use of forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of the Company and its expectations relating to future financial condition and performance. These statements include all those under the column labeled “Current Guidance April 30, 2019” in the table included under the “2019 Guidance” section. Statements that are not historical facts, including statements about RRD’s management’s beliefs and expectations, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RRD believes these expectations, assumptions, estimates and projections are reasonable, such forward-

looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RRD’s control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from RRD’s current expectations depending upon a number of factors affecting the business and risks associated with the performance of the business. These factors include such risks and uncertainties detailed in RRD’s periodic public filings with the SEC, including but not limited to those discussed under the “Risk Factors” section in RRD’s Form 10-K for the fiscal year ended December 31, 2018, and other filings with the SEC and in other investor communications of RRD from time to time. RRD does not undertake to and specifically disclaims any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

Brian Feeney, Senior Vice President, Investor Relations

Telephone: 630-322-6908

E-mail: brian.feeney@rrd.com

Source: RRD

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Operations
For the Periods Ended March 31, 2019 and 2018
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended March 31,
	2019	2018
Total net sales	$1,521.9	$1,707.8

Total cost of sales (1)	1,243.6	1,413.1

Total gross profit (1)	278.3	294.7
Selling, general and administrative expenses (SG&A) (1)	199.6	214.6
Restructuring and other - net	17.1	0.8
Depreciation and amortization	42.7	47.2
Other operating income	(4.4)	(0.1)
Income from operations	23.3	32.2
Interest expense - net	40.1	41.7
Investment and other income - net	(4.5)	(5.6)
Loss on debt extinguishment	—	0.1
Loss before income taxes	(12.3)	(4.0)
Income tax (benefit) expense	(3.8)	5.3
Net loss	(8.5)	(9.3)
Less: Income attributable to noncontrolling interests	0.3	0.3
Net loss attributable to RRD common stockholders	$(8.8)	$(9.6)

Net loss per share attributable to RRD common stockholders:
Basic net loss per share	$(0.12)	$(0.14)
Diluted net loss per share	$(0.12)	$(0.14)

Weighted average common shares outstanding:
Basic	70.8	70.3
Diluted	70.8	70.3

Additional information:
Gross margin (1)	18.3%	17.3%
SG&A as a % of total net sales (1)	13.1%	12.6%
Operating margin	1.5%	1.9%
Effective tax rate	30.9%	(132.5%)

(1)	Exclusive of depreciation and amortization.

R.R. Donnelley & Sons Company
Condensed Consolidated Balance Sheets
As of March 31, 2019 and December 31, 2018
(UNAUDITED)
(in millions, except per share data)

	3/31/2019	12/31/2018
Assets

Cash and cash equivalents	$274.3	$370.6
Receivables, less allowances for doubtful accounts	1,203.6	1,298.3
Inventories	326.1	329.7
Prepaid expenses and other current assets	122.2	101.1
Total Current Assets	1,926.2	2,099.7
Property, plant and equipment - net	530.9	531.3
Goodwill	552.4	553.4
Other intangible assets - net	106.9	113.3
Deferred income taxes	65.9	66.9
Operating lease assets	214.3	—
Other noncurrent assets	270.8	276.2
Total Assets	$3,667.4	$3,640.8

Liabilities

Accounts payable	771.8	987.3
Accrued liabilities and other	326.4	347.4
Short-term operating lease liabilities	69.5	—
Short-term and current portion of long-term debt	38.1	216.2
Total Current Liabilities	1,205.8	1,550.9
Long-term debt	2,133.7	1,875.3
Pension liabilities	94.6	97.9
Other postretirement benefits plan liabilities	67.2	67.8
Long-term income tax liability	91.1	91.1
Long-term operating lease liabilities	146.2	—
Other noncurrent liabilities	178.8	203.2
Total Liabilities	$3,917.4	$3,886.2

Equity

Common stock, $0.01 par value
Authorized: 165.0 shares;
Issued: 89.0 shares in 2019 and 2018	0.9	0.9

Additional paid-in capital	3,352.7	3,404.0
Accumulated deficit	(2,234.0)	(2,225.7)
Accumulated other comprehensive loss	(152.4)	(153.8)
Treasury stock, at cost, 18.2 shares in 2019 (2018 - 18.6 shares)	(1,231.7)	(1,285.5)
Total RRD stockholders' equity	(264.5)	(260.1)
Noncontrolling interests	14.5	14.7
Total Equity	$(250.0)	$(245.4)
Total Liabilities and Equity	$3,667.4	$3,640.8

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2019 and 2018
(UNAUDITED)
(in millions)

	2019	2018

Net loss	$(8.5)	$(9.3)
Adjustment to reconcile net loss to net cash used in operating activities	48.9	56.2
Changes in operating assets and liabilities	(168.4)	(180.9)
Pension and other postretirement benefits plan contributions	(2.0)	(6.3)
Net cash used in operating activities	$(130.0)	$(140.3)

Capital expenditures	(37.4)	(21.5)
All other cash (used in) provided by investing activities	(0.7)	49.2
Net cash (used in) provided by investing activities	$(38.1)	$27.7

Net cash provided by financing activities	$74.8	$66.1

Effect of exchange rate on cash, cash equivalents and restricted cash	2.5	4.4

Net decrease in cash, cash equivalents and restricted cash	$(90.8)	$(42.1)

Cash, cash equivalents and restricted cash at beginning of year	403.6	301.5

Cash, cash equivalents and restricted cash at end of period	$312.8	$259.4

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended March 31, 2019 and 2018
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended March 31, 2019					For the Three Months Ended March 31, 2018
	SG&A (1)	Income from operations	Income tax (benefit) expense	Net loss attributable to common stockholders	Net loss attributable to common stockholders per diluted share	Income from operations	Investment and other income - net	Income tax expense	Net loss attributable to common stockholders	Net loss attributable to common stockholders per diluted share
GAAP basis measures	$199.6	$23.3	$(3.8)	$(8.8)	$(0.12)	$32.2	$(5.6)	$5.3	$(9.6)	$(0.14)

Non-GAAP adjustments:
Restructuring and other-net (2)	—	17.1	8.0	9.1	0.13	0.8	—	0.1	0.7	0.01
Gain on disposal of an operating entity (3)	—	(4.6)	0.5	(5.1)	(0.07)	—	—	—	—	—
All other	(0.3)	0.6	0.1	0.5	—	(0.1)	(0.3)	(1.5)	1.8	0.03
Total Non-GAAP adjustments	(0.3)	13.1	8.6	4.5	0.06	0.7	(0.3)	(1.4)	2.5	0.04
Non-GAAP measures	$199.3	$36.4	$4.8	$(4.3)	$(0.06)	$32.9	$(5.9)	$3.9	$(7.1)	$(0.10)

Additional non-GAAP information:				2019	2018
Gross margin (1)				18.3%	17.3%
Adjusted SG&A as a % of total net sales (1)				13.1%	12.6%
Adjusted operating margin				2.4%	1.9%
Adjusted effective tax rate				600.0%	(134.5%)

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring and other - net: charges incurred in the first quarter of 2019 included pre-tax charges of $8.2 million for lease termination and other restructuring charges; $8.1 million for employee termination costs; and $0.8 million for impairment and other charges, including MEPP withdrawal obligations. Charges incurred in the first quarter of 2018 included pre-tax charges of $3.2 million for employee termination costs; $1.6 million of lease termination and other restructuring costs; and a net benefit of $4.0 million, including a net gain on the sale of previously impaired assets, impairment and other charges, as well as MEPP withdrawal obligations.

(3)	Gain on disposal of an operating entity: relates to the bankruptcy liquidation of RR Donnelley Editora e Grafica Ltda., a subsidiary of RRD, on March 31, 2019.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Three Months Ended March 31, 2019 and 2018
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Three Months Ended March 31, 2019
Net sales	$1,236.3	$285.6	$—	$1,521.9
Income (loss) from operations	28.6	8.5	(13.8)	23.3
Operating margin %	2.3%	3.0%	nm	1.5%

Non-GAAP Adjustments
Restructuring and other-net	13.2	0.2	3.7	17.1
Gain on disposal of an operating entity	—	—	(4.6)	(4.6)
Other	—	—	0.6	0.6
Total Non-GAAP adjustments	13.2	0.2	(0.3)	13.1

Non-GAAP income (loss) from operations	$41.8	$8.7	$(14.1)	$36.4
Non-GAAP operating margin %	3.4%	3.0%	nm	2.4%

Depreciation and amortization	29.3	12.1	1.3	42.7
Investment and other income-net (1)	1.2	—	3.3	4.5
Non-GAAP Adjusted EBITDA	$72.3	$20.8	$(9.5)	$83.6
Non-GAAP Adjusted EBITDA margin %	5.8%	7.3%	nm	5.5%

For the Three Months Ended March 31, 2018
Net sales	$1,416.1	$291.7	$—	$1,707.8
Income (loss) from operations	39.8	12.3	(19.9)	32.2
Operating margin %	2.8%	4.2%	nm	1.9%

Non-GAAP Adjustments
Restructuring and other-net	(1.6)	1.5	0.9	0.8
Other	(0.1)	—	—	(0.1)
Total Non-GAAP adjustments	(1.7)	1.5	0.9	0.7

Non-GAAP income (loss) from operations	$38.1	$13.8	$(19.0)	$32.9
Non-GAAP operating margin %	2.7%	4.7%	nm	1.9%

Depreciation and amortization	34.0	11.9	1.3	47.2
Investment and other income-net (1)	0.4	—	5.5	5.9
Non-GAAP Adjusted EBITDA	$72.5	$25.7	$(12.2)	$86.0
Non-GAAP Adjusted EBITDA margin %	5.1%	8.8%	nm	5.0%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; and gains on company-owned life insurance. Non-GAAP adjustments from investment and other income-net for the three months ended March 31, 2018 included $0.3 million of non-cash pension settlement charges.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Three Months Ended March 31, 2019
(UNAUDITED)

	Business Services	Marketing Solutions	Consolidated
Reported net sales change	(12.7%)	(2.1%)	(10.9%)
Less:
Year-over-year impact of changes in foreign currency rates	(1.5%)	---%	(1.3%)
Year-over-year impact of dispositions (1)	(7.6%)	---%	(6.3%)

Net organic sales change	(3.6%)	(2.1%)	(3.3%)

(1)	Adjusted for net sales of our Print Logistics business, disposed in the third quarter of 2018.

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA
For the Three Months Ended March 31, 2019 and 2018
(UNAUDITED)
(in millions)

	For the Three Months Ended March 31,
	2019	2018

GAAP net loss attributable to RRD common stockholders	$(8.8)	$(9.6)

Adjustments
Income attributable to noncontrolling interests	0.3	0.3
Income tax (benefit) expense	(3.8)	5.3
Interest expense - net	40.1	41.7
Depreciation and amortization	42.7	47.2
Restructuring and other-net	17.1	0.8
Gain on bankruptcy of subsidiary	(4.6)	—
Pension settlement charges	—	0.3
Loss on debt extinguishment	—	0.1
Other	0.6	(0.1)
Total Non-GAAP adjustments	92.4	95.6

Non-GAAP adjusted EBITDA	$83.6	$86.0

Net sales	$1,521.9	$1,707.8
Non-GAAP adjusted EBITDA margin %	5.5%	5.0%